Exhibit 10.3

SECURITIES AMENDMENT AND EXCHANGE AGREEMENT

THIS SECURITIES AMENDMENT AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of October 21, 2007 by and between ELIXIR GAMING TECHNOLOGIES, INC., a Nevada corporation (the “Company”), and ELIXIR GROUP LIMITED, a Hong Kong company (“Elixir Group”). Unless otherwise provided herein, all defined terms used in this Agreement shall have the same meanings ascribed to them in that certain Securities Purchase and Product Participation Agreement dated June 12, 2007 by and between the Company and Elixir Group (the “Participation Agreement”).

R E C I T A L S

WHEREAS, the Company and Elixir Group are parties to certain investment agreements in 2006-2007 (the “Investment Agreements”), including that certain Securities Purchase Agreement dated October 11, 2006 (the “2006 Purchase Agreement”), a related Registration Rights Agreement dated January 18, 2007 (the “2006 Rights Agreement”), the Participation Agreement, and a related Registration Rights Agreement dated September 10, 2007 (the “Registration Rights Agreement”);

WHEREAS, pursuant to the 2006 Purchase Agreement, the Company issued to Elixir Group warrants (the “2006 Warrants”) to purchase up to an aggregate of Sixteen Million (16,000,000) shares of the Company’s common stock, par value $0.001 (“Common Stock”), with original exercise prices ranging from $2.65 to $5.50 per share. Subject to certain adjustments as set forth in the Participation Agreement and the 2006 Warrants, the current exercise prices range from $1.00 to $3.50 per share;

WHEREAS, pursuant to the Participation Agreement, the Company issued to Elixir Group warrants (the “New Warrants,” and collectively with the 2006 Warrants, the “Warrants”) to purchase up to Eighty-Eight Million (88,000,000) shares of the Company’s Common Stock, for an exercise price of $2.65 per share, subject to the terms and conditions set forth in the Participation Agreement and such warrants; and

WHEREAS, subject to the approval of the Company’s stockholders, the Company and Elixir Group wish to effect the issuance of new shares of the Company’s Common Stock in exchange for the cancellation of New Warrants to purchase Seventy-Eight Million (78,000,000) shares of the Company’s Common Stock as set forth in this Agreement (the “Exchange Transaction”), and to amend the terms of certain of the Investment Agreements as set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and the mutual covenants, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and Elixir Group hereby agree as follows:

1. Exchange of Warrants for Shares. Upon the terms and conditions set forth herein, Elixir Group agrees to surrender New Warrants to purchase up to 78,000,000 shares of the Company’s Common Stock (the “Exchange Warrants”) for cancellation in exchange for the issuance by the Company of shares of its Common Stock at the Exchange Ratio (as defined herein).

A. The Exchange Warrants that are exercisable or becomes exercisable shall be exchangeable at a ratio of one newly issued share of Common Stock for every 2.5 outstanding warrants (the “Exchange Ratio”). The Exchange Ratio shall be adjusted proportionately from time to time as required to reflect stock splits, combinations, reclassifications, and the like.

B. As of the date of this Agreement, 22,000,000 shares of the New Warrants are exercisable (the “Vested Warrants”), and 66,000,000 shares of the New Warrants are subject to vesting and become exercisable only upon achievement of certain milestones pursuant to the Participation Agreement and the terms of the warrants (the “Unvested Warrants”). As soon as practicable after the Company obtains Shareholder Approval, Elixir Group agrees to surrender 12,000,000 Vested Warrants for cancellation, and the remaining 10,000,000 Vested Warrants shall be retained by Elixir Group and remain exercisable in accordance with the terms and conditions therein. After the Company obtains Shareholder Approval, Elixir Group agrees to surrender the portions of the Unvested Warrants that become exercisable, upon satisfaction of the performance milestones set forth therein, as soon as practicable after each such portion becomes exercisable, for exchange until all of the Unvested Warrants have vested and have been surrendered for exchange. Upon receipt by the Company of the originally executed New Warrants for cancellation, the Company shall issue to Elixir Group             shares of its Common Stock at the Exchange Ratio. If necessary to effect the cancellation and exchange of the said 12,000,000 Vested Warrants, the Company shall also issue a new warrant evidencing the rights of Elixir Group pertaining to the remaining 10,000,000 Vested Warrants .

C. The Exchange Transaction as set forth in this Section 1 is subject to Shareholder Approval.

2. Vesting of the 2006 Warrants. The Company and Elixir Group hereby agree to waive all vesting conditions in the 2006 Warrants and acknowledge that all 2006 Warrants shall become immediately exercisable effective as of the date of this Agreement.

3. Waiver of Anti-Dilution Adjustments and Amendment. Notwithstanding any other provision of the Warrants or the Investment Agreements, the Warrants shall be amended, effective as of the date of this Agreement, by deleting in the 2006 Warrants subsections (d), (e), and (j) of Section 4 and by deleting in the New Warrants subsections (d) and (e) of Section 4. In addition, Elixir Group hereby agrees to release the Company of all claims it may have against the Company for any anti-dilution adjustments to the terms of the 2006 Warrants based on issuances of equity securities of the Company between January 18, 2007 and the date of this Agreement and hereby waives any such adjustment.

4. Amendment to Registration Rights and Release of Claims. The parties agrees to amend each of the 2006 Rights Agreement and the Registration Rights Agreement, effective as of the date of this Agreement, to extend the filing deadline in respect of the Company’s obligations to file a resale registration statement for the Registrable Securities (as defined in the respective agreement) to the date that is the one (1) year anniversary from effectiveness of the resale registration statement filed in connection with the Company’s presently proposed private placement managed by ThinkEquity Partners, LLC. For the avoidance of doubt, any references to “Closing” or other dates in the measurement of periods of time in the agreements in connection with the Company’s registration rights obligations relating to the filing, effectiveness, and maintenance of the registration statement, shall be similarly amended to reflect the aforementioned one-year extension. Furthermore, Elixir Group and the Company hereby agree to release each other of all claims each may have against the other pursuant to either of the agreements.

5. No Further Modifications. Except as specifically set forth herein, nothing in this Agreement shall be construed to enlarge, restrict, or otherwise modify the terms of the Warrants or the respective duties and obligations of the parties thereto. For the sake of clarity, nothing in this Agreement shall modify or amend the vesting or performance conditions included in the New Warrants.

6. Authorization; Enforceability. Other than as set forth in this Agreement, each of the Company and Elixir represents to the other that: (i) it has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder; and (ii) the execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereunder will not result in the violation by it of any law, statute, rule, regulation, judgment or decree of any court or governmental authority to or by which it is bound, or of any provision of its organizational documents; and (iii) no consent, approval, authorization or other order of any governmental authority or other third party is required to be obtained by it in connection with the authorization, execution and delivery of this Agreement.

7 Miscellaneous.

7.1 Amendments and Waivers. This Agreement and the Investment Agreements including the Warrants set forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersedes and replaces all prior and contemporaneous discussions, negotiations, agreements and understandings (oral or written) with respect to such subject matter. This Agreement or any provision hereof may be (i) amended only by mutual written agreement of the Company and Elixir Group or (ii) waived only by written agreement of the waiving party.

7.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and Elixir Group and its successors and assigns.

7.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to duly given and received when delivered personally or transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three business days after being deposited as first class mail with the United States Postal Service, all charges or postage prepaid, and properly addressed to the party to receive the same at the address set forth below or at such other address as such party may have designated by advance written notice to the other parties.

If to the Company:	Elixir Gaming Technologies, Inc.
1120 Town Center, Suite 260
Las Vegas, Nevada 89144
Attn: David Reberger
Facsimile: (702) 733-7197
If to Purchaser:	Elixir Group Limited

38/F., The Centrium,
60 Wyndham Street
Central, Hong Kong
Attn: Gordon Yuen
Fax: (852) 3162 2579

7.4 Governing Law. This Agreement shall be governed by the internal laws of the State of Nevada, without giving effect to its conflict of law principles.

7.5 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, as specifically determined by the court, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.6 Amendment Controls. If any topic is addressed both in the an Investment Agreement (or any document related thereto) and in this Agreement, this Amendment Agreement shall control.

7.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument binding on all of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

7.8 Headings. The headings of the Sections hereof are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision hereof.

7.9 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless the provision held invalid shall substantially impair the benefit of the remaining portion of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Securities Amendment and Exchange Agreement to be duly executed and delivered as of the date first set forth above.

“Company”

ELIXIR GAMING TECHNOLOGIES, INC.,
a Nevada corporation

By: /s/ David Reberger
David Reberger
Chief Financial Officer

“ELIXIR GROUP”

ELIXIR GROUP LIMITED,

a Hong Kong company

By: /s/ Gordon Yuen
Gordon Yuen, Chief Executive Officer